NEWS RELEASE
For More Information:
Frank B. O’Neil
Sr. Vice President, Corporate Communications & Investor Relations
800-282-6242 • 205-877-4461 • foneil@ProAssurance.com

ProAssurance Reports Results for Second Quarter 2014
BIRMINGHAM, AL – (PRNewswire) – August 5, 2014 – ProAssurance Corporation (NYSE: PRA) today reported Second Quarter 2014 results.

Consolidated Income Statement Highlights (Unaudited, in thousands, except per share data)
	Three Months Ended June 30			Six Months Ended June 30
	2014	2013	Change	2014	2013	Change
Gross premiums written	$187,051	$122,816	$64,235	$405,324	$286,025	$119,299
Net premiums earned	$176,303	$130,352	$45,951	$348,032	$264,930	$83,102
Net investment income	$30,225	$33,267	$(3,042)	$59,957	$65,393	$(5,436)
Total revenues	$222,447	$170,805	$51,642	$430,498	$365,779	$64,719
Total expenses	$156,380	$105,960	$50,420	$303,022	$201,242	$101,780
Net income	$49,942	$50,451	$(509)	$96,673	$163,301	$(66,628)
Operating income	$40,939	$44,930	$(3,991)	$85,890	$104,946	$(19,056)
Earnings per share
Weighted average number of common shares outstanding
Basic	59,524	61,825		60,383	61,766
Diluted	59,742	62,046		60,615	62,005
Net income per diluted share	$0.84	$0.81	$0.03	$1.59	$2.63	$(1.04)
Operating income per diluted share	$0.69	$0.72	$(0.03)	$1.42	$1.69	$(0.27)

Consolidated Key Ratio Highlights (Unaudited)
	Three Months Ended June 30		Six Months Ended June 30
	2014	2013	2014	2013
Combined ratio	85.7%	81.0%	84.2%	75.7%
Return on equity	8.5%	8.6%	8.1%	11.1%

Balance Sheet Highlights (in thousands, except per share data)
	unaudited
	June 30, 2014	December 31, 2013
Shareholders’ equity	$2,360,771	$2,394,414
Treasury shares	$(153,646)	$(31,365)
Book value per share	$40.23	$39.13
“ProAssurance produced strong operating results in the second quarter in the face of a fiercely competitive pricing environment. In our Specialty Property & Casualty (Specialty P&C) segment we produced $7.3 million of new business and retained 89% of physician renewal premiums. Gross premiums written in our medical products and life sciences liability line were up 8.4% over the same period last year. Our Workers’ Compensation segment generated $55 million of new premium which, combined with our new Lloyd’s segment, allowed us to increase our consolidated gross premiums written by 52% quarter-over-quarter. Net premiums written were up 53% quarter-over-quarter.” said W. Stancil Starnes, Chairman and Chief Executive Officer of ProAssurance. Mr. Starnes also noted ProAssurance has repurchased approximately 3.1 million shares this year at an average price of $45.18, and has grown Book Value per Share 3% in the first six months of the year.

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Total revenue was $222 million in the quarter and $430 million for the six months ended June 30, 2014; increases of 30% and 18% respectively over the comparable periods in 2013. These increases are largely attributable to our acquisition of Eastern Insurance Holdings, Inc. (now known as Eastern Alliance Insurance Group).
Total expenses increased 48% quarter-over-quarter, and 51% comparing the first six months of 2014 to the year-ago period, primarily due to the addition of Eastern, although higher interest expenses related to our debt were also a factor.
Net income was essentially unchanged quarter-over-quarter, although net income per diluted share was 4% higher than the prior year quarter due to our share repurchase activity. For the six months ended June 30, 2014, net income was 41% lower than in 2013 due to a number of factors: a decrease in the underwriting profit contributed by our Specialty P&C segment, which was partially offset by the addition of underwriting profit from our Workers’ compensation segment, higher interest expenses related to our debt, an increase in expenses related to the inception of Syndicate 1729; a decrease in net realized investment gains and the one-time, non-taxable $35.5 million gain from the acquisition of Medmarc in 2013, which significantly increased net income last year.
Operating income for the second quarter of 2014 was $41 million, a decrease of 9% over the same period in 2013; for the six months ended June 30, 2014, operating income was $86 million, 18% lower than the prior year period. Operating income per diluted share was $0.69 for the quarter and $1.42 for the six months ended June 30, 2014.
Net favorable reserve development was $42 million in the second quarter of 2014, an increase of 10% over the same quarter in 2013. Approximately $41 million came from our Specialty P&C segment, and the remainder was from our Workers’ Compensation segment. Year-to-date net favorable development was $90 million, 1% lower than the year-ago period. Approximately $88 million came from our Specialty P&C segment, and the remainder was from our Workers’ Compensation segment.
The current accident year net loss ratio decreased four points, quarter-over-quarter, to 80.0% and was also 80% for the year-to-date, which is three points lower than the same period last year.
Operating cash flow was approximately $29 million for the six months ended June 30, 2014, a $41 million increase, year-over-year. The change is primarily due to a $57 million year-over-year decrease in tax payments.
We purchased approximately 900,000 shares of our common stock on the open market in the second quarter of 2014, at a total cost of $38.6 million. Through August 4, 2014, we have repurchased approximately 3.1 million shares during 2014 at a total cost of $141 million. Approximately $162 million remains in the stock repurchase program authorized by our Board of Directors.
Conference Call Information
ProAssurance management will be discussing these results during a conference call on Wednesday, August 6, 2014 at 10:00 AM ET. Investors may dial (888) 438-5491 (toll free) or (719) 325-2454. The call will also be webcast on our website, www.ProAssurance.com, and on StreetEvents.com.
A replay will be available by telephone through August 29, 2014, at (888) 203-1112 or (719) 457-0820, using access code 5267933. The replay will also be available on our website, www.ProAssurance.com, and on StreetEvents.com, through at least August 22, 2014. We will also make the replay and other information about ProAssurance available on a free subscription basis through a link on the ProAssurance website or through Apple’s iTunes.
About ProAssurance
ProAssurance Corporation is an industry-leading specialty insurer with extensive expertise in healthcare professional liability, products liability for medical technology and life sciences, legal professional liability, and workers’ compensation insurance. ProAssurance is recognized as one of the top performing insurance companies in America by virtue of our inclusion in the Ward’s 50 for the past eight years. ProAssurance Group is rated
“A+” (Superior) by A.M. Best; ProAssurance and its operating subsidiaries are rated “A” (Strong) by Fitch Ratings.

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Financial Results
The tables below present consolidated balance sheet highlights for ProAssurance Corporation as of June 30, 2014 (unaudited) and December 31, 2013 and the unaudited statements of income highlights for ProAssurance Corporation and Business Segments for the quarter and year-to-date periods ended June 30, 2014 and 2013.

Condensed Consolidated Balance Sheet (in thousands)
	June 30, 2014	December 31, 2013
Assets
Investments
Fixed maturities, available for sale, at fair value	$3,272,990	$3,118,049
Equity securities, trading, at fair value	$301,114	$253,541
Short-term investments	$172,868	$248,605
Other investments	$391,561	$320,850
Total Investments	$4,138,533	$3,941,045
Cash and cash equivalents	$210,659	$129,383
Premiums receivable	$215,178	$115,403
Receivable from reinsurers	$262,470	$250,749
Deferred tax asset	$—	$1,757
Intangible assets and goodwill	$316,538	$213,117
Other assets	$254,316	$498,645
Total assets	$5,397,694	$5,150,099
Liabilities and Shareholders’ Equity
Liabilities
Policy liabilities and accruals
Reserve for losses and loss adjustment expenses	$2,174,293	$2,072,822
Unearned premiums	$363,172	$255,463
Reinsurance premiums payable	$28,931	$34,321
Total policy liabilities	$2,566,396	$2,362,606
Deferred tax liability	$32,023	$—
Other liabilities	$188,504	$143,079
Long-term debt, at amortized cost	$250,000	$250,000
Total liabilities	$3,036,923	$2,755,685
Shareholders’ equity
Common shares (par value $0.01)	$623	$621
Additional paid-in capital	$355,399	$349,894
Accumulated other comprehensive income (loss)	$81,653	$59,661
Retained earnings	$2,076,742	$2,015,603
Treasury shares (at cost)	$(153,646)	$(31,365)
Total shareholders’ equity	$2,360,771	$2,394,414
Total liabilities and shareholders’ equity	$5,397,694	$5,150,099

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Consolidated Income Statement Highlights (in thousands, except per share data)
	Three Months Ended June 30		Six Months Ended June 30
	2014	2013	2014	2013
Revenues
Gross premiums written	$187,051	$122,816	$405,324	$286,025
Ceded premiums written	$(18,427)	$(12,696)	$(37,659)	$(25,853)
Net premiums written	$168,624	$110,120	$367,665	$260,172
Net premiums earned	$176,303	$130,352	$348,032	$264,930
Net investment income	$30,225	$33,267	$59,957	$65,393
Equity in earnings (loss) of unconsolidated subsidiaries	$719	$(2,972)	$2,470	$(3,195)
Net realized investment gains (losses)	$13,046	$8,471	$15,790	$35,151
Other income	$2,154	$1,687	$4,249	$3,500
Total revenues	$222,447	$170,805	$430,498	$365,779
Expenses
Losses and loss adjustment expenses	$104,052	$77,379	$200,104	$138,266
Net losses and loss adjustment expenses	$98,913	$70,609	$188,421	$128,235
Underwriting, policy acquisition and operating expenses	$52,157	$34,959	$104,672	$72,244
Interest expense	$3,521	$392	$7,091	$763
Total expenses	$156,380	$105,960	$303,022	$201,242
Gain on acquisition	$—	$—	$—	$35,492
Income before income taxes	$66,067	$64,845	$127,476	$200,029
Net income	$49,942	$50,451	$96,673	$163,301
Operating income	$40,939	$44,930	$85,890	$104,946
Earnings per share
Net income per share (basic)	$0.84	$0.82	$1.60	$2.64
Net income per share (diluted)	$0.84	$0.81	$1.59	$2.63
Operating income per share (basic)	$0.69	$0.73	$1.42	$1.70
Operating income per share (diluted)	$0.69	$0.72	$1.42	$1.69
Cash dividends declared per common share	$0.30	$0.25	$0.60	$0.50

Key Ratios (Consolidated)
	Three Months Ended June 30		Six Months Ended June 30
	2014	2013	2014	2013
Current accident year loss ratio	80.0%	83.7%	80.1%	83.0%
Effect of prior accident years’ reserve development	(23.9%)	(29.5%)	(26.0%)	(34.6%)
Net loss ratio	56.1%	54.2%	54.1%	48.4%
Expense ratio	29.6%	26.8%	30.1%	27.3%
Combined ratio	85.7%	81.0%	84.2%	75.7%
Operating ratio	68.6%	55.5%	67.0%	51.0%
Return on average equity (excludes gain on acquisition)	8.5%	8.6%	8.1%	11.1%

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Specialty P&C Insurance Segment (in thousands)
	Three Months Ended June 30		Six Months Ended June 30
	2014	2013	2014	2013
Gross premiums written	$114,253	$122,816	$266,597	$286,025
Ceded premiums written	$(16,008)	$(12,696)	$(29,901)	$(25,853)
Net premiums written	$98,245	$110,120	$236,696	$260,172
Net premiums earned	$124,677	$130,352	$250,911	$264,930
Other income	$1,533	$1,379	$3,098	$2,677
Total revenues	$126,210	$131,731	$254,009	$267,607

Net losses and loss adjustment expenses	$66,664	$70,609	$127,624	$128,235
Underwriting, policy acquisition and operating expenses	$33,510	$32,016	$67,230	$65,199
Total expenses	$100,174	$102,625	$194,854	$193,434
Segment operating results	$26,036	$29,106	$59,155	$74,173

Specialty P&C Insurance Segment Key Ratios
	Three Months Ended June 30		Six Months Ended June 30
	2014	2013	2014	2013
Current accident year loss ratio	86.6%	83.7%	86.0%	83.0%
Effect of prior accident years’ reserve development	(33.1%)	(29.5%)	(35.1%)	(34.6%)
Net loss ratio	53.5%	54.2%	50.9%	48.4%
Underwriting expense ratio	26.9%	24.6%	26.8%	24.6%
Combined ratio	80.4%	78.8%	77.7%	73.0%
We wrote $7.3 million of new premium in this segment during the quarter, approximately $3.2 million of that was in physicians and $1.3 million was in medical products and life sciences. However, that was offset by the loss of physician and healthcare facility business where competition is especially strong.
Retention in physician professional liability, the largest component of this segment, was 89% in the second quarter of 2014 and 88% for the year-to-date, compared to 91% and 89% in the year-ago periods. Renewal pricing on our physician professional liability book averaged 1% higher in the second quarter of 2014, as compared to last year’s second quarter, and is unchanged for the year-to-date.
Net earned premiums decreased 4% quarter-over-quarter and 5% year-over-year, primarily due to a decrease in gross premiums written during the preceding twelve months as well as an increase in ceded premium over the same period. The decrease in gross written premium has been driven by a highly competitive market across all lines of business in our Specialty P&C segment. The increase in ceded premiums is primarily due to growth associated with certain shared risk arrangements begun in 2013 and 2014 and premiums ceded under the quota share arrangement with our Lloyd's syndicate. The shared risk arrangements, such as the Certitude program with Ascension Health and our CAPAssurance program for facilities and large groups in California and other western states, are an important source of new business for us. Lastly, prior period ceded premium reductions, resulting from the swing provisions of certain of our reinsurance arrangements, were essentially unchanged quarter-over-quarter, but were $1.3 million lower than for the six months in 2013.
We see no change in overall loss trends. For the six months ended June 30, 2014, the increase in the current accident year net loss ratio primarily reflects the effect of higher accruals for internal claims adjustment expenses on a lower volume of earned premium and additional costs for administrative claims, now recognized on a more timely, quarterly basis rather than as part of the fourth quarter reserve review adjustment.

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Workers' Compensation Segment (in thousands)
	Three Months Ended June 30	Six Months Ended June 30
	2014	2014
Gross premiums written	$54,893	$120,822
Ceded premiums written	$(4,786)	$(10,125)
Net premiums written	$50,107	$110,697
Net premiums earned	$48,674	$94,169
Other income	$184	$323
Total revenues	$48,858	$94,492

Net losses and loss adjustment expenses	$30,380	$58,928
Underwriting, policy acquisition and operating expenses	$15,007	$30,595
Segregated portfolio cell dividend expense	$1,789	$2,838
Total expenses	$47,176	$92,361
Segment operating results	$1,682	$2,131

Workers’ Compensation Segment Key Ratios
	Three Months Ended June 30	Six Months Ended June 30
	2014	2014
Current accident year loss ratio	64.3%	65.0%
Effect of prior accident years’ reserve development	(1.9%)	(2.4%)
Net loss ratio	62.4%	62.6%
Underwriting expense ratio	30.8%	32.5%
Combined ratio	93.2%	95.1%
Gross premiums written for the second quarter increased 14% over Eastern’s 2013 second quarter, despite strong price competition, and included approximately $12 million of new business.
Pricing on renewal business in Workers’ Compensation increased 2% for the quarter and year-to-date, and premium retention in this segment was approximately 83% for the quarter and 82% for the first six months of 2014.
Overall claims frequency and severity trends were largely unchanged year-over-year. However, the calendar year loss ratio reflects the effect of winter-related claim activity and the benefit of 1.9 points of favorable reserve development, mostly from our alternative markets business.

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Lloyd’s Syndicate Segment (in thousands)
	Three Months Ended June 30	Six Months Ended June 30
	2014	2014
Gross premiums written	$20,707	$20,707
Ceded premiums written	$(435)	$(435)
Net premiums written	$20,272	$20,272
Net premiums earned	$2,952	$2,952
Net investment income	$109	$124
Total revenues	$3,061	$3,076

Net losses and loss adjustment expenses	$1,869	$1,869
Underwriting, policy acquisition and operating expenses	$2,538	$3,414
Total expenses	$4,407	$5,283
Segment operating results	$(1,346)	$(2,207)

Lloyd’s Syndicate Segment Key Ratios
	Three Months Ended June 30	Six Months Ended June 30
	2014	2014
Net loss ratio	63.3%	63.3%
Underwriting expense ratio	86.0%	115.7%
Lloyd’s Syndicate 1729 began writing business on January 1, 2014 and has been writing property and casualty reinsurance, and direct property insurance, primarily for the US market. We are reporting the results of our Lloyd’s segment, which represents our 58% participation in the Syndicates’ results, on a one-quarter lag, with the exception of investments and certain administrative expenses paid in the United States, which are reported for each current period. Because the Syndicate began operations in 2014, there are no comparative results for prior-year periods.

Corporate Segment (in thousands)
	Three Months Ended June 30		Six Months Ended June 30
	2014	2013	2014	2013
Net investment income	$30,116	$33,267	$59,833	$65,393
Equity in earnings (loss) of unconsolidated subsidiaries	$719	$(2,972)	$2,470	$(3,195)
Net realized investment gains (losses)	$13,046	$8,471	$15,790	$35,151
Other income	$523	$309	$1,033	$830
Total revenues	$44,404	$39,075	$79,126	$98,179

Operating expenses	$1,188	$2,944	$3,638	$7,052
Interest expense	$3,521	$392	$7,091	$763
Gain on acquisition	$—	$—	$—	$35,492
Income taxes	$16,125	$14,394	$30,803	$36,728
Segment operating results	$23,570	$21,345	$37,594	$89,128
Investment income continues to be affected by lower average investment balances in our fixed maturities portfolio as we have invested in other asset classes and used fixed income proceeds to repay debt, pay dividends and repurchase our stock. The persistent low interest rate environment is also a contributing factor.

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Net realized investment gains increased 54% quarter-over-quarter due to significant increases in unrealized gains in our trading security portfolio in the second quarter of 2014. This increase is the primary driver of the 10% increase in our corporate operating segment results. Net realized investment gains are lower for the six months ended June 30, 2014 as compared to the prior year period primarily because of gains recorded in 2013’s first quarter related to reallocations in our portfolio and higher stock market valuations in that quarter.
Operating expenses in this segment were lower, quarter-over-quarter, and when comparing six month results for both years. This is primarily due to approximately $800,000 in recoveries received in the second quarter of 2014 related to the settlement of litigation and discrete costs specific to the first quarter of 2013.
Corporate Information
ProAssurance was named to the prestigious Ward’s 50 list for the eighth straight year. The Ward’s 50 recognizes the top performing U.S. Property & Casualty insurers. Eastern Alliance Insurance Group, which was a separate company during the 2009-2013 measuring period, was also named to the Ward’s 50–the third consecutive year their outstanding performance has been recognized with this prestigious award.
During the second quarter Fitch Ratings Affirmed the “A” (Strong) Rating assigned to ProAssurance and its operating subsidiaries, and extended those ratings to the Eastern Alliance Insurance Group.
Non-GAAP Financial Measures
Operating income is a non-GAAP financial measure that is widely used to evaluate performance within the insurance sector. In calculating Operating income, we have excluded the after-tax effects of net realized investment gains or losses, guaranty fund assessments or recoupments, the effect of confidential settlements, and a gain recognized as the result of an acquisition. We believe Operating income presents a useful view of the performance of our insurance operations, but should be considered in conjunction with Net income computed in accordance with GAAP. The following table is a reconciliation of Net income to Operating income:

Reconciliation of Net Income to Operating Income (in thousands, except per share data)
	Three Months Ended June 30		Six Months Ended June 30
	2014	2013	2014	2013
Net income	$49,942	$50,451	$96,673	$163,301
Items excluded in the calculation of operating income:
Net realized investment (gains) losses	$(13,046)	$(8,471)	$(15,790)	$(35,151)
Guaranty fund assessments (recoupments)	$38	$(23)	$44	$(23)
Gain on acquisition	$—	$—	$—	$(35,492)
Effect of confidential settlements, net	$(843)	$—	$(843)	$—
Pre-tax effect of exclusions	$(13,851)	$(8,494)	$(16,589)	$(70,666)
Tax effect at 35%, exclusive of non-taxable gain on acquisition	$4,848	$2,973	$5,806	$12,311
Operating income	$40,939	$44,930	$85,890	$104,946
Per diluted common share
Net income	$0.84	$0.81	$1.59	$2.63
Effect of exclusions	$(0.15)	$(0.09)	$(0.17)	$(0.94)
Operating income per diluted common share	$0.69	$0.72	$1.42	$1.69
Caution Regarding Forward-Looking Statements
Statements in this news release that are not historical fact or that convey our view of future business, events or trends are specifically identified as forward-looking statements. Forward-looking statements are based upon our estimates and anticipation of future events and highlight certain risks and uncertainties that could cause actual results to vary materially from our expected results. We expressly claim the safe harbor provisions of Section 27A

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of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, for any forward-looking statements in this news release. Forward-looking statements represent our outlook only as of the date of this news release. Except as required by law or regulation, we do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
Forward-looking statements are generally identified by words such as, but not limited to, “anticipate,” “believe,” “estimate,” “expect,” “hope,” “hopeful,” “intend,” “likely,” “may,” “optimistic,” “possible,” “potential,” “preliminary,” “project,” “should,” “will,” and other analogous expressions. When we address topics such as liquidity and capital requirements, the value of our investments, return on equity, financial ratios, net income, premiums, losses and loss reserves, premium rates and retention of current business, competition and market conditions, the expansion of product lines, the development or acquisition of business in new geographical areas, the availability of acceptable reinsurance, actions by regulators and rating agencies, court actions, legislative actions, payment or performance of obligations under indebtedness, payment of dividends, and other similar matters, we are making forward-looking statements.
These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following factors that could affect the actual outcome of future events:

•	changes in general economic conditions, including the impact of inflation or deflation and unemployment;
•	our ability to maintain our dividend payments;
•	regulatory, legislative and judicial actions or decisions that could affect our business plans or operations;
•	the enactment or repeal of tort reforms;
•	formation or dissolution of state-sponsored medical professional liability insurance entities that could remove or add sizable groups of physicians from or to the private insurance market;
•	changes in the interest rate environment;
•	changes in U.S. laws or government regulations regarding financial markets or market activity that may affect the U.S. economy and our business;
•	changes in the ability of the U.S. government to meet its obligations that may affect the U.S. economy and our business;
•	performance of financial markets affecting the fair value of our investments or making it difficult to determine the value of our investments;
•
changes in requirements or accounting policies and practices that may be adopted by our regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission (SEC), the Public Company Accounting Oversight Board, or the New York Stock Exchange (NYSE) and that may affect our business;

•	changes in laws or government regulations affecting the financial services industry, the property and casualty insurance industry or particular insurance lines underwritten by our subsidiaries;
•	the effects of changes in the healthcare delivery system, including but not limited to the Patient Protection and Affordable Care Act (the Healthcare Reform Act);
•	consolidation of healthcare providers resulting in entities that are more likely to self-insure a substantial portion of their healthcare professional liability risk;
•	uncertainties inherent in the estimate of our loss and loss adjustment expense reserve and reinsurance recoverable;
•	changes in the availability, cost, quality, or collectability of insurance/reinsurance;
•	the results of litigation, including pre- or post-trial motions, trials and/or appeals we undertake;

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•	allegations of bad faith which may arise from our handling of any particular claim, including failure to settle;
•	loss or consolidation of independent agents, agencies, brokers, or brokerage firms;
•	changes in our organization, compensation and benefit plans;
•	changes in the business or competitive environment may limit the effectiveness of our business strategy and impact our revenues;
•	our ability to retain and recruit senior management;
•	the availability, integrity and security of our technology infrastructure;
•	the impact of a catastrophic event, as it relates to both our operations and our insured risks;
•	the impact of acts of terrorism and acts of war;
•	the effects of terrorism related insurance legislation and law;
•	assessments from guaranty funds;
•	our ability to achieve continued growth through expansion into other states or through acquisitions or business combinations;
•	changes to the ratings assigned by rating agencies to our insurance subsidiaries, individually or as a group;
•	provisions in our charter documents, Delaware law and state insurance laws may impede attempts to replace or remove management or may impede a takeover;
•	state insurance restrictions may prohibit assets held by our insurance subsidiaries, including cash and investment securities, from being used for general corporate purposes;
•
taxing authorities can take exception to our tax positions and cause us to incur significant amounts of legal and accounting costs and, if our defense is not successful, additional tax costs, including interest and penalties; and

•
expected benefits from completed and proposed acquisitions may not be achieved or may be delayed longer than expected due to business disruption; loss of customers, employees and key agents; increased operating costs or inability to achieve cost savings; and assumption of greater than expected liabilities, among other reasons.

Additional risks that could adversely affect the integration of Eastern into ProAssurance, include, but are not limited to, the following:
•	the operations of ProAssurance and Eastern may not be integrated successfully, or such integration may take longer to accomplish than expected; and
•	operating costs, customer loss and business disruption following the transaction, including adverse effects on relationships with employees, may be greater than expected.
Additional risks that could arise from our membership in the Lloyd’s of London market (Lloyd’s) and our participation in Syndicate 1729 include, but are not limited to, the following:
•	members of Lloyd's are subject to levies by the Council of Lloyd's based on a percentage of the member's underwriting capacity, currently a maximum of 3%, but can be increased Lloyd's;
•
Syndicate operating results can be affected by decisions made by the Council of Lloyd's over which the management of Syndicate 1729 has little ability to control, such as a decision to not approve the business plan of the Syndicate, or a decision to increase the capital required to continue operations, and by our obligation to pay levies to Lloyd's;

•
Lloyd's insurance and reinsurance relationships and distribution channels could be disrupted or Lloyd's trading licenses could be revoked making it more difficult for Syndicate 1729 to distribute and market its products; and

•	rating agencies could downgrade their ratings of Lloyd's as a whole.

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NEWS RELEASE CONTINUES

Our results may differ materially from those we expect and discuss in any forward-looking statements. The principal risk factors that may cause these differences are described in “Item 1A, Risk Factors” in our Form 10-K and other documents we file with the Securities and Exchange Commission, such as our current reports on Form 8-K, and our regular reports on Form 10-Q.
We caution readers not to place undue reliance on any such forward-looking statements, which are based upon conditions existing only as of the date made, and advise readers that these factors could affect our financial performance and could cause actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. Except as required by law or regulations, we do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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